Exhibit 99.(d)(ix)

AMENDED AND RESTATED

EXPENSE REIMBURSEMENT AGREEMENT

As of September 14, 2007

This Amended and Restated Expense Reimbursement Agreement (this “Agreement”) is made and entered into as of this 14th day of September, 2007 between Lord, Abbett & Co. LLC (“Lord Abbett”) and Lord Abbett Securities Trust (the “Securities Trust”) with respect to the Lord Abbett Micro-Cap Growth Fund, Lord Abbett Micro-Cap Value Fund, Lord Abbett Large-Cap Value Fund, and Lord Abbett Value Opportunities Fund (each a “Fund”). This Agreement supersedes the Agreement between Lord Abbett and Securities Trust dated November 1, 2006.

In consideration of good and valuable consideration, receipt of which is hereby acknowledged, it is agreed as follows:

1.               With respect to each of the Lord Abbett Micro-Cap Growth Fund, and Lord Abbett Micro-Cap Value Fund, Lord Abbett agrees to bear directly and/or reimburse the Funds for expenses if and to the extent that Total Operating Expenses exceed or would otherwise exceed an annual rate of (a) two hundred ten basis points (2.10%) for Class A shares of each Fund, and (b) one hundred eighty-five basis points (1.85%) for Class Y* shares of each Fund of the average daily net assets of the Fund for the time period set forth in paragraph 4 below.

2.               With respect to the Lord Abbett Large-Cap Value Fund, Lord Abbett agrees to bear directly and/or reimburse the Fund for expenses if and to the extent that Total Operating Expenses exceed or would otherwise exceed an annual rate of (a) ninety-five basis points (0.95%) for Class A shares of the Fund, (b) one hundred sixty basis points (1.60%) for Class B shares of the Fund, (c) one hundred sixty basis points (1.60%) for Class C shares of the Fund, (d) seventy basis points (0.70%) for Class F shares of the Fund, (e) one hundred five basis points (1.05%) for Class P shares of the Fund, (f) one hundred twenty basis points (1.20%) for Class R2 shares of the Fund, (g) one hundred ten basis points (1.10%) for Class R3 shares of the Fund, and (h) sixty basis points (0.60%) for Class Y* shares of the Fund of the average daily net assets of the Fund for the time period set forth in paragraph 4 below.

3.               With respect to the Lord Abbett Value Opportunities Fund, Lord Abbett agrees to bear directly and/or reimburse the Fund for expenses if and to the extent that Total Operating Expenses exceed or would otherwise exceed an annual rate of (a) one hundred thirty basis points (1.30%) for Class A shares of the Fund, (b) one hundred ninety-five basis points (1.95%) for Class B shares of the Fund, (c) one hundred ninety-five basis points (1.95%) for Class C shares of the Fund, (d) one hundred five basis points (1.05%) for Class F shares of the Fund, (e) one hundred forty basis points (1.40%) for Class P shares of the Fund, (f) one hundred fifty-five basis points (1.55%) for Class R2 shares of the Fund, (g) one hundred forty five basis points (1.45%) for Class R3 shares of the Fund, and (h) ninety-five basis points (0.95%) for Class Y* shares of the Fund of the average daily net assets of the Fund for the time period set forth in paragraph 4 below.

4.               Lord Abbett’s commitment described in paragraphs 1, 2, and 3 will be effective from September 14, 2007 through February 28, 2008.

IN WITNESS WHEREOF, Lord Abbett and the Lord Abbett Securities Trust have caused this Agreement to be executed by a duly authorized member and officer, respectively, as of the day and year first above written.

Lord Abbett Securities Trust

By:	/s/ Christina T. Simmons
Christina T. Simmons
Vice President and Assistant Secretary

Lord, Abbett & Co. LLC

By:	/s/Lawrence H. Kaplan
Lawrence H. Kaplan
Member and General Counsel

* Class Y shares will be renamed Class I shares effective September 28, 2007.